New York Headquarters	Mr. Alexander E. Parker
1185 Avenue of the Americas, Floor 3	Senior Managing Director
New York, N.Y. 10036	E. alexander.parker@buxtonhelmsley.com
T. +1 (212) 951-1530
F. +1 (212) 641-4349

VIA REGISTERED U.S. POSTAL MAIL & ELECTRONIC MAIL
board.directors@mnk.com; corporate.secretary@mnk.com; jane.m.leamy@usdoj.gov; info@odce.ie; marian_lynch@odce.ie; xana_mccarthy@odce.ie; suzanne_gunne@odce.ie; ian_drennan@odce.ie;

October 22, 2021

Former Directors - All Members	Ms. Joann Reed, Interim Director
Mallinckrodt Plc.	Mr. Carlos V. Paya, M.D., Ph. D., Interim Director
53 Frontage Road, Shelbourne Building	Mr. Angus Russell, Former Chairman
Hampton, N.J. 08827	Mr. J. Martin Carroll, Former Director
Mr. Paul R. Carter, Former Director
Mr. David Norton, Former Director
Ms. Anne C. Whitaker, Former Director
Mr. Mark Trudeau, Former Director
Mr. Kneeland Youngblood, Former Director
Mr. David Carlucci, Former Director
Ms. Stephanie Miller, Corporate Secretary

U.S. Securities and Exchange Commission	Mr. Gary Gensler, Chairman
100 F Street, NE	Ms. Allison Herren Lee, Commissioner
Washington, D.C. 20549	Ms. Hester M. Peirce, Commissioner
Mr. Elad L. Roisman, Commissioner
Ms. Caroline Crenshaw, Commissioner

Office of the Director of Corporate Enforcement	Ms. Marian Lynch
16 Parnell Square	Ms. Xana McCarthy, Investigator
Dublin 1	Ms. Suzanne Gunne, Enforcement Lawyer
D01 W5C2, Ireland	Mr. Ian Drennan, Director of Corporate Enforcement

Attn:  Office of the Whistleblower

ENF-CPU (U.S. Securities & Exchange Commission)

14420 Albemarle Point Place, Suite 102
Chantilly, VA 20151-1750

Re: Board of Director E-Mail Account (Rejection of Inbound Correspondence) - Mallinckrodt Plc.

Dear Dismissed Board of Directors and Ms. Miller:

This letter will be my shortest to you yet, which I am sure you will appreciate - that is if you receive it, since you have apparently strategically began rejecting incoming e-mails to the board of directors' e-mail address (board.directors@mnk.com).  I am including a copy of the first "undeliverable" response below (received on Friday, October 15, 2021), then a copy of the second "undeliverable" response, received after re-attempting to send an e-mail to the address five business days thereafter (1:34pm Eastern Time, on Friday, October 22, 2021).  Immediately after the first "undeliverable" message on October 15, 2021, I directly notified Ms. Stephanie Miller, Corporate Secretary of Mallinckrodt Plc., of the board of directors' e-mail account rejecting messages.  We have given you an entire week to resolve the rejection of all e-mail messages.  If this were the e-mail account of Mark Trudeau, you would have fixed it within minutes, I am utmost sure.  One can wonder how many other e-mails to the board of directors you are very apparently strategically rejecting, in a further move of calculated denial.  You are, even further, obstructing Irish law and your fiduciary duties, by refusing to receive communications at a point of contact/address which you publicly deem acceptable and have instructed investors is permittable to rely on, which could trigger certain obligations as part of your fiduciary duties.  BHG has tried to send from multiple other external addresses as well, so you do not get that excuse either.  If you do not want to hear from those whom you have a fiduciary duty to, that is quite the cue you are not fit for the job, but we all know you want to continue on this gravy train.

First, you do not answer investor messages.  Then, you sue investors for sending the messages.  Then, you strategically cover the mail slot for receiving the messages.  See no evil, hear no evil, speak no evil, right?  Very crafty.  Fix your e-mail.

Very Truly Yours,

Alexander Parker

Senior Managing Director

The Buxton Helmsley Group, Inc.

Parker, Alexander E

From:	Mail Delivery Subsystem <MAILER-DAEMON@mx0b-006ba101.pphosted.com>
To:	board.directors@mnk.com
Sent:	Friday, October 15, 2021 11:59 AM
Subject:	Undeliverable: Re: September 17, 2021, Response Letter – “Mallinckrodt Plc. and The Buxton Helmsley Group, Inc.”

The original message was received at Fri, 15 Oct 2021 10:59:13 ‐0500 from m0279234.ppops.net [127.0.0.1]

 ‐‐‐‐‐ The following addresses had permanent fatal errors ‐‐‐‐‐ <board.directors@mnk.com>
 (reason: 554 5.4.14 Hop count exceeded ‐ possible mail loop ATTR1 [BN8NAM12FT025.eop‐
nam12.prod.protection.outlook.com])

 ‐‐‐‐‐ Transcript of session follows ‐‐‐‐‐ ... while talking to cloudmnk.mail.protection.outlook.com.:
>>> DATA
<<< 554 5.4.14 Hop count exceeded ‐ possible mail loop ATTR1 [BN8NAM12FT025.eop‐
nam12.prod.protection.outlook.com]
554 5.0.0 Service unavailable

Parker, Alexander E

From:	Mail Delivery Subsystem <MAILER-DAEMON@mx0b-006ba101.pphosted.com>
To:	board.directors@mnk.com
Sent:	Friday, October 22, 2021 1:35 PM
Subject:	Undeliverable: Re: September 17, 2021, Response Letter – “Mallinckrodt Plc. and The Buxton Helmsley Group, Inc.”

The original message was received at Fri, 22 Oct 2021 12:35:27 ‐0500 from m0279235.ppops.net [127.0.0.1]

 ‐‐‐‐‐ The following addresses had permanent fatal errors ‐‐‐‐‐ <board.directors@mnk.com>
 (reason: 554 5.4.14 Hop count exceeded ‐ possible mail loop ATTR1 [BN8NAM12FT053.eop‐
nam12.prod.protection.outlook.com])

 ‐‐‐‐‐ Transcript of session follows ‐‐‐‐‐ ... while talking to cloudmnk.mail.protection.outlook.com.:
>>> DATA
<<< 554 5.4.14 Hop count exceeded ‐ possible mail loop ATTR1 [BN8NAM12FT053.eop‐
nam12.prod.protection.outlook.com]
554 5.0.0 Service unavailable